Exhibit 99.1

NEWS RELEASE

CONTACT:	Gary S. Maier Maier & Company, Inc. (310) 442-9852

FERIS INTERNATIONAL SIGNS AGREEMENT TO PURCHASE TALENT AND MODELING AGENCY

LOS ANGELES, CA - April 23, 2008 - Feris International (OTC: FSIT.PK) today announced it has signed a definitive purchase agreement to acquire Nouveau Talent and Modeling Agency in a stock transaction. Terms were not disclosed.

The transaction, subject to customary conditions and approvals, is expected to close by early June 2008.

“The acquisition complements our strategic focus on vertically expanding the company’s broad live entertainment-related businesses and, specifically in this transaction, our expansion plans of our talent management division through the acquisitions of key talent management firms,” said Paul Feller, chairman and chief executive officer of Feris International.

Peter Hamm, the current president of Nouveau, will serve as executive vice president of talent management and new business development following the completion of the transaction.

Feris International recently completed a reverse merger and share exchange with Pro Sports & Entertainment.

About Nouveau Model and Talent, Inc.

Established in 1987 with offices in La Jolla and Los Angeles, Nouveau Talent and Modeling Agency is a full-service SAG organization, managing talent for domestic and international assignments -- including print, runway, commercials, and feature film.

About Pro Sports & Entertainment, Inc.

Incorporated in November of 1998 and based in Los Angeles, Pro Sports & Entertainment is an owner, operator and marketer of live entertainment and sporting events. The company is primarily focused on internal growth and acquisitions within the entertainment-related market -- including action sports, automotive shows, college sports, food events, motor sports and auto racing, music concerts and festivals, running events, diversified media marketing, running events, trade shows and expositions, and talent management. In addition, the company intends to expand its consumer rewards marketing and redemption activities through its recently acquired Stratus Rewards Visa White Card and an association with the Visa Signature credit card -- providing exclusive benefits to its cardholders in the form of VIP event access, luxury trips, private jet travel, luxury automobiles, high-end merchandise and other rewards for specified levels of use.

Forward Looking Statements

Statements in this press release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors which include but are not limited to risk factors inherent in doing business. Although the company's management believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. The company has no obligation to update these forward-looking statements.

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